Exhibit 99

W. Rodney McMullen Elected to VF Corporation’s Board of Directors

GREENSBORO, N.C. – Feb. 17, 2016 – The Board of Directors of VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, footwear and accessories, has elected W. Rodney McMullen as a director, effective February 16, 2016.

Mr. McMullen, 55, was elected Chairman of the Board of The Kroger Co. (Kroger) effective January 1, 2015, and Chief Executive Officer effective January 1, 2014. Kroger, headquartered in Cincinnati, OH, is one of the world’s largest grocery retailers, with fiscal 2014 sales of $108.5 billion.

Prior to his current role, Mr. McMullen served as President and Chief Operating Officer of Kroger from August 2009 to December 2013. Before that he was elected Vice Chairman effective June 2003, Executive Vice President, Strategy, Planning and Finance effective January 2000, Executive Vice President and Chief Financial Officer effective May 1999, Senior Vice President effective October 1997, and Group Vice President and Chief Financial Officer effective June 1995. Mr. McMullen joined the company in 1978 as a part-time stock clerk.

Mr. McMullen is a member of the Board of Directors of Cincinnati Financial Corp. He also serves on the Board of Trustees of Xavier University and on the Business Partnership Foundation, Gatton College of Business and Economics at the University of Kentucky. Mr. McMullen earned a bachelor’s degree in Accounting, a B.B.A. in Finance, and a master’s degree in Accounting, all from the University of Kentucky.

“Rodney is a proven business leader who understands the opportunities and complexities associated with a large retail organization that features many consumer-facing brands,” said Eric Wiseman, VF Corporation’s Chairman and Chief Executive Officer. “The depth and breadth of his experiences and insights will serve the VF Board of Directors beginning on day one. He knows the value of brands, knows how to establish and sustain brand loyalty and understands what it takes to grow brands to new levels. We are pleased to have Rodney as a member of our Board of Directors.”

Mr. McMullen will serve on the Audit, and Nominating and Governance Committees of VF’s Board of Directors.

About VF

VF Corporation (NYSE: VFC) is a global leader in the design, manufacture, marketing and distribution of branded lifestyle apparel, footwear and accessories. The company’s highly diversified portfolio of 30 powerful brands spans numerous geographies, product categories, consumer demographics and sales channels, giving VF a unique industry position and the ability to create sustainable, long-term growth for our customers and shareholders. The company’s largest brands are The North Face®, Vans®, Timberland®, Wrangler®, Lee® and Nautica®. For more information, visit www.vfc.com.

VF Corporation Contacts:

Lance Allega	Craig Hodges
Vice President, Investor Relations	Director, Corporate Communications
(336) 424-6082	(336) 424-5636